Exhibit 99.1

PRESS RELEASE

Contacts:	Analytical Surveys, Inc.
Lori Jones
Chief Financial Officer
ljones@anlt.com
210-657-1500

CITY PUBLIC SERVICE AWARDS ANALYTICAL SURVEYS, INC.

DRAFTING SERVICES CONTRACT

SAN ANTONIO, Texas – May 12, 2004 – Analytical Surveys, Inc. (ASI), (Nasdaq SmallCap: ANLT), the leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, announced today that City Public Service (CPS), a San Antonio-based gas and electric utility, has awarded ASI a two-year contract for the drafting, scanning and plotting of utility features for the CPS Fossil Generation Department.

The project will entail drawing and/or modifying existing engineering drawings in a CAD vector and raster format. Most of the drawings will be process-instrumentation diagrams and electrical, mechanical or structural power plant drawings. New drawings will involve working from engineering sketches. The final product will be delivered in a MicroStation SE 5.07 CAD format.

Mr. Ian Martin, ASI’s director of IT services, said, “ASI recently completed a long-term electric and gas distribution work-order posting project for CPS. The drafting services contract renews our relationship and extends our services to the generation business unit. We look forward to continuing a successful and rewarding partnership with CPS.”

About CPS

CPS is the nation’s largest municipally owned energy company providing both natural gas and electric service. Acquired by the City of San Antonio in 1942, CPS serves more than 600,000 electric customers and more than 300,000 natural gas customers in and around the ninth largest city in the U.S. Proceeds from CPS remain in San Antonio and account for more than one-fourth of the City’s annual operating budget for police and fire protection, street improvements, parks and other services. CPS has earned the highest financial rating of any electric system in the nation. For more information, visit http://www.citypublicservice.com/default.asp.

About ASI

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and governmental agencies with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains facilities in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business “risk factors” and elsewhere in the Company’s Annual Report on Form 10-K.

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